Exhibit 99.1

FOR IMMEDIATE RELEASE
October 7, 2013

For further information contact:
Investor Relations
(512) 837-7100
PR@citizensinc.com

CITIZENS, INC. REPORTS ACQUISITION OF MAGNOLIA GUARANTY LIFE

AUSTIN, TX - October 7, 2013 -- Citizens, Inc. (NYSE: CIA) announced today its wholly owned subsidiary, Security Plan Life Insurance Company, has reached a definitive agreement to acquire Magnolia Guaranty Life Insurance Company ("Magnolia Guaranty") of Ridgeland, Mississippi, for $5.23 million. Magnolia Guaranty has 409,553 shares of capital stock outstanding. Since 1992, it has specialized in the sale of final expense and pre-need life insurance policies in Mississippi through its funeral home distribution channels. For the year ended December 31, 2012, Magnolia Guaranty had assets of $8 million and annual premiums of $2.14 million. The transaction is subject to approval by Magnolia Guaranty's shareholders, approvals by insurance regulators and other customary closing conditions. Closing is expected during the fourth quarter of 2013, following completion of requisite due diligence and regulatory approvals.

Rick Riley, Citizens' President, said, "As we continue to grow the final expense and pre-need business, Magnolia Guaranty provides a natural synergy with our Security Plan Life Insurance Company subsidiary. These two companies complement one another very well, and together, serve to strengthen each other in the Mississippi marketplace."

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and the acquisition of other U.S.-based life insurance companies. Citizens Class A common stock closed today at $8.30.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2012, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.